EXHIBIT 5.1

[TOTAL S.A. Letterhead]

Paris, July 10, 2019

TOTAL S.A.

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Total Capital International

2, place Jean Millier

La Défense 6

92400 Courbevoie

France

Dear Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $750,000,000 principal amount of 2.218% notes due 2021 (the “2021 Notes”), $1,000,000,000 principal amount of 2.434% notes due 2025 (the “2025 Notes”), $1,250,000,000 principal amount of 2.829% notes due 2030 (the “2030 Notes”) and $1,000,000,000 principal amount of 3.461% notes due 2049 (the “2049 Notes”, and together with the “2021 Notes”, “2025 Notes” and “2030 Notes”, the “Notes”) of Total Capital International, a société anonyme organized under the laws of the Republic of France (“Total Capital International”) and the related guarantees of the Notes (the “Guarantees”) by TOTAL S.A., a société anonyme organized under the laws of France (“TOTAL”), I, as General Counsel of TOTAL, have examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion. The Notes are being issued under the base indenture dated as of February 17, 2012 as amended by a first supplemental indenture dated as of February 19, 2019, and the second supplemental indenture, dated as of July 10, 2019 (the “Indenture”), between Total Capital International, TOTAL and The Bank of New York Mellon, acting through its London Branch, as trustee.

Upon the basis of such examination, I advise you that, in my opinion:

(1)	each of Total Capital International and TOTAL is a société anonyme duly incorporated and validly existing under the laws of the Republic of France;

(2)	the Notes being issued have been duly authorized and validly executed in accordance with a valid resolution of the board of directors of Total Capital International;

(3)

the Indenture has been duly authorized and validly executed by each of Total Capital International and TOTAL in accordance with a valid resolution of the board of directors of Total Capital International and TOTAL, respectively; and

(4)	the Guarantees have been duly authorized and validly executed by TOTAL in accordance with a valid resolution of the board of directors of TOTAL.

The foregoing opinion is limited to the laws of the Republic of France in force on this date and I am expressing no opinion as to the effect of the laws of any other jurisdiction. I understand you are relying as to all matters governed by the laws of the State of New York upon the opinion dated the date hereof of Matthew Clayton, Head of Legal, Project and Corporate Finance to TOTAL, which opinion is being delivered to you by such counsel.

Postal address: 2 place Jean Millier – La Défense 6 – 92078 Paris La Défense Cedex – France

Tel.: +33 (0) 1 47 44 45 46

TOTAL S.A.

Société Anonyme with a share capital of 6,604,536,935.00 euros

Registered office: 2 place Jean Millier – La Défense 6 – 92400 Courbevoie – France

542 051 180 RCS Nanterre

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Notes and the Guarantees and to the references to me under the caption “Validity of Securities” in the Prospectus included therein. In giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Aurélien Hamelle
Aurélien Hamelle
General Counsel, TOTAL